Exhibit 10.3
TERMINATION AGREEMENT
     THIS TERMINATION AGREEMENT (this “Termination Agreement”) is entered into as of the 29th day of April, 2008, by and among The Meridian Resource Corporation, a Texas corporation (said corporation, together with its successors and assigns permitted under this Termination Agreement, hereinafter referred to as the “Company”), and Joseph A. Reeves ( the “Executive”).
W I T N E S S E T H:
     WHEREAS, the Company and the Executive entered into that certain (i) Employment Agreement dated as of the 18th day of August, 1993 (the “Employment Agreement”), (ii) Agreement wherein the Company granted the Executive certain net profits interests in Company properties dated the 27th day of June, 1995 (the “NPI Agreement”), and (iii) Restricted Stock Grant and Executive Deferred Compensation Agreement dated as of the 31st day of July 1996 (the “DC Agreement”) (the Employment Agreement, NPI Agreement and DC Agreement may collectively be referred to herein as the “Agreements”);
     WHEREAS, the Board of Directors of the Company has requested that the Executive terminate the Agreements and enter into a new short-term employment agreement;
     WHEREAS, the Executive is willing to terminate the Agreements provided that certain terms in the Agreements relating to such termination are fully taken into account in conjunction with this Termination Agreement;
     WHEREAS, the Company and the Executive have agreed to terminate the Agreements on the terms set forth herein;
     WHEREAS, the parties hereto desire to enter into this Termination Agreement to evidence the foregoing in accordance with the terms and conditions set forth in this Termination Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties hereto hereby agree as follows:
I.	Termination.
     A. The Company and the Executive hereby agree to terminate the Employment Agreement and the NPI Agreement (except to the extent that it is modified in Para. I.B. below) rights thereunder effective as of the 29th day of April, 2008.
     B. In conjunction with such termination, the Company and the Executive acknowledge and agree that the Executive is vested in his Net Profits Interests under the NPI Agreement which have been assigned to the Executive or to which the Executive is entitled to an assignment as a result of events occurring before April 28, 2008. Such Net Profits Interests will remain unaffected by this Termination Agreement. More particularly, and by way of illustration only, the Executive’s Net Profits Interest rights with respect to any well spudded prior to April 28, 2008 are vested and are not affected by this Agreement. The Company and the Executive further agree that, notwithstanding the provisions of Paragraph C of Article IV, of the NPI Agreement or any other provision of the NPI Agreement to the contrary, with respect to any well spudded after April 28, 2008, within the geographical boundaries of any Property (or on lands pooled therewith) subject to the NPI Agreement prior to April 28, 2008, the Net Profits Interest with respect to such well shall be calculated by including in the computation of “Chargeable Expenditures” with respect to such well the capital expenditures described in clause (ii) of said Paragraph C of Article IV of the NPI Agreement. The Company and the Executive further agree that after April 28, 2008 no new Net Profits Interests will be assigned to the Executive under or pursuant to the NPI Agreement outside of the geographical boundaries of any Property (or on lands pooled therewith) which was subject to a Net Profits Interest grant prior to April 28, 2008.
     C. The Company and the Executive hereby agree to freeze the DC Agreement effective as of the date hereof so that the Executive shall accrue no additional benefits under the DC Plan with respect to periods after the date hereof, provided, however, that the Executive’s deferral election for the 2008 calendar year shall remain in effect. The Company and the Executive agree to enter into a termination agreement pursuant to which the the DC Agreement shall be terminated effective as of the 29th day of April, 2008, and to each execute and deliver any other document or certificate necessary to evidence such termination.. The portion of the Executive’s account under the DC Agreement that is not subject to section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder by the Department of Treasury and the Internal Revenue Service (“Section 409A”) shall be distributed to the Executive immediately in accordance with the existing termination provisions of Section 9.3 of the DC Agreement. The remaining portion of the Executive’s account under the DC Agreement shall be distributed to the Executive on the date of his Separation From Service if he is not a Specified Employee on the date of his Separation From Service or on the date that is six months following the date of his Separation From Service if he is a Specified Employee on the date of his Separation From Service. For purposes of this Agreement, the terms “Separation From Service” and “Specified Employee” shall have the meanings ascribed to those terms in Section 409A. The Company and the Executive agree that the Executive shall have a fully vested interest in his account under the DC Agreement and that the freezing and termination of the DC Agreement shall not adversely impact the Executive’s rights with respect to such benefits. The Company and the Executive agree that the Company may satisfy its federal income tax withholding obligation and its Federal Insurance Contributions Act withholding obligation with respect to the Executive’s benefit under the DC Agreement by withholding therefrom shares of the Company’s Common Stock in an amount sufficient to satisfy such withholding obligations.
     D. The Company and the Executive hereby agree to continue the employment of the Executive under a new employment agreement to be executed concurrently with this Termination Agreement in the form attached hereto as Exhibit A (the “New Employment Agreement”).

     E. Both parties agree to mutually cooperate to ensure compliance with this Termination Agreement and fulfillment of the terms, conditions and obligations contained herein. Without limiting the generality of the foregoing, the parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Termination Agreement. For example, to the extent any additional documents are necessary to confirm the conveyance of any Net Profits Interest previously conveyed or to be conveyed under the NPI Agreement, the Company will expeditiously deliver, execute, record or assign any such documents, agreements and interests at the expense of the Company. In addition, to the extent any corporate or board of directors action is necessary or appropriate to confirm any issuance of shares of Company stock under the DC Agreement, the Company agrees to take all such action. The Company further agrees to take such action which is reasonably appropriate to bring the DC Agreement into documentary compliance with Section 409A.
     F. The Executive agrees to vote in favor of an amendment to the Bylaws of the Company to effect a separation of the roles of the Company’s Chairman of the Board and Chief Executive Officer..
     G. The Executive agrees that his right to participate (either directly or through an affiliated entity) with the Company in new oil and gas projects by acquiring a portion of the Company’s working interest therein, including, without limitation, all rights under the letter agreement dated July 1, 1994, by and between the Executive and the Company, shall terminate on December 29, 2008. Such termination shall not affect in any way any such working interests acquired before such date. This section does not apply to any NPI interest, or benefit plan, or the DC Agreement to the extent that any such rights are addressed herein.
     H. Executive represents and warrants to the Company that following the execution of this Termination Agreement and the New Employment Agreement, except for the New Employment Agreement, the Consulting Agreement referred to therein, and the Employment Agreement, there are no other agreements relating to the compensation of the Executive, either written or oral.
II.	Payments and Benefits.
     A. As part of this Termination Agreement, the Company shall pay or cause to be paid to or on the behalf of the Executive the following amounts:
     1. the Executive’s current annual Base Salary (as defined in the Employment Agreement) for the remainder of the Employment Period (as defined in the Employment Agreement); and
     2. an amount equal to the last Annual Bonus paid to the Executive, (the “Recent Bonus”) as defined in the Employment Agreement); and

     3. the product of two (2) times the sum of the current annual Base Salary plus the Recent Bonus; and
     4. a lump sum retirement benefit equal to the difference between (i) the actuarial equivalent to the benefit under any Retirement Plan (as defined in the Employment Agreement) the Executive would receive if he remained employed by the Company at the current annual Base Salary plus the Recent Bonus for the remainder of the Employment Period and (ii) actuarial equivalent of his benefit, if any, under any Retirement Plan.
     On the date of his Separation From Service if he is not a Specified Employee on the date of his Separation From Service or on the date that is six months following his Separation From Service if he is a Specified Employee on the date of his Separation From Service the Company shall pay or cause to be paid to the Executive, in a single sum in cash, the aggregate of the amounts specified in clauses 1, 2, 3 and 4 of this Section IIA.
     It is hereby agreed by the Company and the Executive that the sum of the amounts set forth in this section is UNITED STATES DOLLARS $4,953,374.00.
     B. In the event it shall be determined that any payment, benefit or distribution provided to the Executive hereunder or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax (“Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that, after payment (whether through withholding at the source or otherwise) by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto), employment taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed on such payment (or such amount is paid on the Executive’s behalf with respect to such Excise Tax). Any Gross-Up Payment that the Company is required to make to reimburse the Executive for federal, state and local taxes imposed upon the Executive, including the amount of additional taxes imposed upon the Executive due to the Company’s payment of the initial taxes on such amounts, shall be made by the Company by the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes to the taxing authority.
     C. The Company shall promptly reimburse the Executive for costs and expenses of legal counsel and consultants related to the negotiation of the termination of the Agreements. However, such amount shall be limited to a collective amount of an additional $100,000 for expenses incurred by both Joseph A. Reeves and Michael J. Mayell beyond the amount previously approved by the Board of Directors for that purpose. Such payments under this Section II.D shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment accompanied by such evidence of fees and expenses incurred as the Company may reasonably require. In any event the Company shall pay the Executive such legal fees, consultants’ fees and expenses by the last day of the Executive’s taxable year following the taxable year in which the Executive incurred such legal fees, consultants’ fees and expenses. The legal fees, consultants’ fees or expenses that are subject to reimbursement pursuant to this Section II.D shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees, consultants’ fees or expenses that is eligible for reimbursement pursuant to this Section II.D during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section II.D is not subject to liquidation or exchange for another benefit.
     D. On the date of his Separation From Service if he is not a Specified Employee on the date of his Separation From Service or on the date that is six months following the date of his Separation From Service if he is a Specified Employee on the date of his Separation From Service, the Company shall transfer ownership to the Executive of all furnishings and artwork in the Executive’s office.
     E. All shares accrued to the Executive under the DC Agreement shall be delivered to the Executive pursuant to the terms of such agreement as adjusted to reflect any changes described in paragraph I.H.
III.	Miscellaneous.
     A. This Termination Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Further, the Executive agrees that any legal proceeding to enforce the provisions of this Termination Agreement shall be brought in Houston, Harris County, Texas, and hereby waives his right to any pleas regarding subject matter or personal jurisdiction and venue. The captions of this Termination Agreement are not part of the provisions hereof and shall have no force or effect. This Termination Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
     B. Every notice, approval, request, demand, or statement required or permitted to be given under this Termination Agreement shall be in writing and shall be deemed sufficiently given when deposited in the mail, registered or certified, postage prepaid, and addressed to the party hereto to which given as follows:

If to the Executive:

If to the Company:	The Meridian Resource Corporation
1401 Enclave Parkway, Suite 300
Houston, Texas 77077
Attn:

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Written notice given by any other method shall be deemed effective when actually received by the party.
     C. Every provision of this Termination Agreement is intended to be severable such that the invalidity or unenforceability of any provision of this Termination Agreement shall not affect the validity or enforceability of any other provision of this Termination Agreement.
     D. The Company may withhold from any amounts payable under this Termination Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     E. In the event that the Executive makes a demand upon the Company for any benefits or amounts due hereunder and the Company rejects such demand, and the Executive ultimately prevails in litigation resulting therefrom, the Company shall reimburse the Executive for reasonable attorney fees incurred by the Executive in enforcing rights to which the Executive shall have become entitled pursuant to this Termination Agreement. Such payments to the Executive under this Section III.E shall be made within ten (10) business days after the delivery of the Executive’s written request for the payment accompanied by such evidence of fees incurred as the Company may reasonably require. In any event the Company shall pay the Executive such legal fees by the last day of the Executive’s taxable year following the taxable year in which the Executive incurred such legal fees. The legal fees that are subject to reimbursement pursuant to this Section III.E shall not be limited as a result of when the fees or expenses are incurred. The amount of legal fees that is eligible for reimbursement pursuant to this Section III.E during a given taxable year of the Executive shall not affect the amount of expenses eligible for reimbursement in any other taxable year of the Executive. The right to reimbursement pursuant to this Section III.E is not subject to liquidation or exchange for another benefit.
     F. As soon as reasonably practicable, the Company shall create an irrevocable grantor trust (the “Rabbi Trust”) which shall be subject to the claims of creditors of the Company. As soon as reasonably practicable, the Company shall transfer to the Rabbi Trust cash sufficient (on an undiscounted basis) to pay the estimated amount of the portion of the Executive’s benefit under the DC Agreement that is subject to Section 409A and the amounts specified in clauses 1, 2, 3 and 4 of Section II.A. Such amount shall be paid from the Rabbi Trust on the dates specified in Sections I.C and II.A herein, provided that the Company shall remain liable to pay any such amounts which for any reason are not paid from the Rabbi Trust. The trustee of the Rabbi Trust shall be a bank or trust company selected by the Company. Pursuant to the terms of the Trust Agreement, the trustee shall pay over all funds and shares under the Rabbi Trust to the

Executive on the date that is six months following the date of separation, as required by Section 409A.
     G. Except as specifically contemplated by this Termination Agreement, this Termination Agreement constitutes the entire agreement by the parties hereto relating to the subject matter hereof and supersedes and replaces all prior and contemporaneous agreements, arrangements or understandings, whether written or oral, between the Company and the Executive.
     H. No failure by a party hereto to insist upon strict performance of any term, covenant, condition or agreements of this Termination Agreement, or to exercise any right or remedy provided for in this Termination Agreement upon breach of any provisions, and no acceptance of payment or performance during the continuation of such breach, shall constitute a waiver of any term, covenant or condition herein or a waiver of any subsequent breach or default in the performance of any term, covenant, condition or agreements herein.
     I. This Termination Agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes, but all of which shall constitute one and the same instrument.
     J. Any capitalized term used but not otherwise defined herein shall have the meaning given to such term in the Employment Agreement, the NPI Agreement, or in the DC Agreement, as the case may be.

     IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement on the 29th day of April, 2008, to be effective on the date first written above.

THE MERIDIAN RESOURCE CORPORATION
a Texas corporation

By:	/s/ Lloyd V. DeLano

Name:	Lloyd V. DeLano

Title:	Senior Vice President

EXECUTIVE

/s/ Joseph A. Reeves, Jr.